Exhibit 23.4

INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-40708 of Greyhound Funding LLC on Form S-1 of our reports dated January 26, 2001 (which express unqualified opinions and include explanatory paragraphs relating to Greyhound Funding LLC and D.L. Peterson Trust if they had been operated as unaffiliated entities) on Greyhound Funding LLC and D.L. Peterson Trust, appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP
Baltimore, MD

March 14, 2001